Exhibit 99.2

Flexiti Announces Upsized C$535 Revolving Warehouse Credit Facility

TORONTO, October 4, 2022 – Flexiti Financial Inc. (“Flexiti”), a leading point-of-sale consumer financing solution for retailers, has announced today that it has upsized its revolving warehouse credit facility from C$500 million to C$535 million and extended its maturity. Credit Suisse serves as administrative agent on the facility, with financing also provided by an affiliate of Bank of Montreal and funds managed by Atalaya Capital Management. Combined with its pre-existing C$527 million securitization facility, Flexiti has access to over C$1 billion in capital to fund its rapidly growing consumer receivables portfolio and help meet the increasing demand for loans from Canadian consumers.

“In June of this year, Flexiti reached $2 billion in lifetime loan originations,” said Peter Kalen, founder and CEO of Flexiti. “We have seen continuous, significant growth in our originations. This renewed warehouse facility also broadens our banking relationships, lowers our cost of funds and continues to demonstrate the investment community’s confidence in our business model and growth opportunities.”

About Flexiti
Flexiti provides flexible financing to help customers make important purchases. Available at a network of over 8,000 top-tier retail locations and e-commerce sites, including The Brick, Wayfair.ca, Sleep Country, Staples and Birks, Flexiti’s award-winning sales financing platform provides customers and merchants alike with seamless point-of-sale service. Flexiti users can be instantly approved in-store and online to receive 0% interest financing on purchases within their credit limit without needing to reapply. Helping Canadians secure over $2 billion in flexible financing, Flexiti is one of Canada’s fastest growing sales financing providers. In 2022, Flexiti was named one of Canada’s Top Growing Companies for the fourth consecutive year. In 2021, Flexiti ranked 10th on Deloitte’s Canada’s ‘Technology Fast 50™,’ 54th on Deloitte’s North American ‘Technology Fast 500™,’ and ranked 13th on The Globe and Mail’s ‘2021 Canada’s Top Growing Companies.’ Flexiti is a wholly-owned subsidiary of CURO Group Holdings Corp. (NYSE: CURO). For more information on Flexiti's service offering and growing Flexiti Network™, visit www.flexiti.com.

About Atalaya
Founded in 2006, Atalaya Capital Management is a New York City-based private credit and special opportunities investment firm with over $9 billion in assets under management. Atalaya focuses on asset-based lending across specialty finance, real estate, and corporate opportunities and has deployed, in aggregate, more than $14 billion since inception.

MEDIA CONTACT
media@flexiti.com

(CURO-NWS)